Exhibit (a)(2) under Form N-1A
Exhibit 3(i) under Item 601/Reg. S-K

FEDERATED U.S. GOVERNMENT BOND FUND

AMENDMENT #6
TO THE RESTATED AND AMENDED
DECLARATION OF TRUST

Dated May 15, 2000

THIS Restated and Amended Declaration of Trust is amended as follows:

Strike the first paragraph of Section 5 - Establishment and Designation of Series or Class of Article III - BENEFICIAL INTEREST, and substitute in its place the following:

Section 5.  Establishment and Designation of Series or Class.
Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series shall be, and are established and designated as:

Federated U.S. Government Bond Fund
Institutional Service Shares

The undersigned hereby certify that the above-stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 12th day of November, 2009, to become effective on April 29, 2010.

WITNESS the due execution hereof this 12th day of November, 2009.

/s/ John F. Donahue	/s/ Peter E. Madden
John F. Donahue	Peter E. Madden

/s/ John T. Conroy, Jr.	/s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.	Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis	/s/ R. James Nicholson
Nicholas P. Constantakis	R. James Nicholson

/s/ John F. Cunningham	/s/ Thomas M. O’Neill
John F. Cunningham	Thomas M. O’Neill

/s/J. Christopher Donahue	/s/ John S. Walsh
J. Christopher Donahue	John S. Walsh

/s/ Maureen Lally-Green	/s/ James F. Will
Maureen Lally-Green	James F. Will